ACUERDO MARCO PARA

LA REGULACIÓN DE LAS

PRESTACIONES DE

SERVICIOS

CORPORATIVOS PARA

IBERDROLA Y LAS

SOCIEDADES DE SU

GRUPO

En Bilbao, a 16 de julio de 2015

LAS PARTES

IBERDROLA, S.A. (en adelante, “IBERDROLA”), sociedad española, con domicilio social en Bilbao (Bizkaia), plaza Euskadi, número 5, inscrita en el Registro Mercantil de Bizkaia, Tomo BI-233, folio 156, hoja número BI-167, de la sección de sociedades, y CIF A-48010615. Actúa representada en este acto por don Fernando Becker Zuazua y don Juan Carlos Rebollo Liceaga en virtud del apoderamiento conferido a su favor el día 12 de mayo de 2010 ante el Notario de Bilbao don José Antonio Isusi Ezcurdia, bajo el número 2.315 de orden de su protocolo, que declaran expresamente vigente, por no haber sido modificado, revocado, ni suspendido.

De otra parte,

Las sociedades integradas en el grupo cuya entidad dominante, en el sentido establecido por la ley, es IBERDROLA (el “Grupo Iberdrola”) que firmen la Declaración de Aceptación que figura como Anexo II (el “Declaración de Aceptación”) a este contrato (el “Contrato” o el “Acuerdo Marco”) y que lo remitan, según lo dispuesto en este documento, a IBERDROLA (dichas sociedades, en adelante, las “Sociedades del Grupo” o las “Sociedades Cliente”). Las Sociedades Cliente podrán hacer variaciones en la redacción de la Declaración de Aceptación justificadas por sus especialidades siempre que no ello no afecte a las disposiciones sustantivas de este Contrato.

EXHIBIT 10.28

FRAMEWORK

AGREEMENT

FOR THE PROVISION

OF CORPORATE

SERVICES

FOR IBERDROLA AND

THE COMPANIES OF ITS

GROUP

July 16, 2015, Bilbao

BY AND BETWEEN

IBERDROLA, S.A. (hereinafter referred to as “IBERDROLA”), a Spanish company, domiciled in Bilbao, (Bizkaia), at Plaza Euskadi, número 5, and registered at the Vizcaya Commercial Registry in Volume BI-233 sheet 156, page number BI-167 of the companies section, and holding taxpayer identification number A-48010615. Represented in this agreement by Mr. Fernando Becker Zuazua and Mr. Juan Carlos Rebollo Liceaga, pursuant to the power of attorney granted in their names on May 12, 2010, before the Bilbao Notary, Mr. José Antonio Isusi Ezcurdia, registered under number 2.315, which they expressly state remains in force since it has not been modified, revoked or suspended.

And,

The group of companies, the parent company of which is IBERDROLA (the “Iberdrola Group”), that execute the declaration of acceptance attached as Annex II hereto (the Declaration of Acceptance”) to this agreement (the “Agreement” or the “Framework Agreement”) and send it, pursuant to the provisions of this document, to IBERDROLA (hereinafter, such companies shall be referred to as the “Group Companies” or the “Client Companies”). The Client Companies will be allowed to do some alternative drafting to the Declaration of Acceptance when justified for their own particularities and as far as that does not affect the substantive provisions of this Agreement.

Las Partes, en la representación que ostentan, se reconocen, mutua y recíprocamente, la capacidad legal necesaria para la formalización de este documento mediante la citada Declaración de Aceptación y, en su virtud,

EXPONEN

I.	De acuerdo con el artículo 2 de los Estatutos Sociales de IBERDROLA, su objeto social es plural, pudiendo desarrollarse tanto en España como en el extranjero y de forma directa, total o parcialmente, por la Sociedad, o indirectamente, a través de otras sociedades pertenecientes al Grupo Iberdrola.

II.	La presencia del Grupo Iberdrola en distintos países, negocios y sectores ha hecho necesaria la implantación de un modelo de negocio basado en una estructura descentralizada de los procesos de decisión que, sin embargo, permita, a su vez, una integración global de los negocios de acuerdo con el Modelo de negocio del Grupo.

III.	Este modelo, acordado por el Consejo de Administración de Iberdrola, S.A., está orientado a la maximización de la eficiencia operativa de las distintas unidades de negocio y garantiza la difusión, implementación y seguimiento de la estrategia general y las directrices básicas de gestión establecidas para cada uno de los negocios, fundamentalmente mediante el intercambio de mejores prácticas entre las distintas sociedades del Grupo Iberdrola. Así, en la actualidad, los negocios del Grupo Iberdrola son desarrollados por sociedades distintas de Iberdrola tanto en España como en el extranjero.

IV.	Uno de los instrumentos clave del Modelo de negocio del Grupo es la llamada Corporación Única, que Iberdrola, como sociedad dominante del Grupo, ha constituido para la prestación de determinados servicios corporativos de una forma eficiente y flexible a todas las sociedades del Grupo Iberdrola que lo requieran vía la conclusión del correspondiente contrato (este

The Parties represent and warrant that they have the necessary legal capacity to enter into this Agreement by virtue of executing the Declaration of Acceptance, for which purpose they agree to the following,

WHEREAS

I.	Pursuant to Article 2 of the Bylaws of IBERDROLA, its corporate purpose is general and perpetual in nature and may be pursued both in Spain and abroad, directly, in whole or in part, by IBERDROLA, or indirectly via other companies belonging to the Iberdrola Group.

II.	The presence of the Iberdrola Group in various countries, businesses and industries has made it necessary to set in place a business model that allows for a decentralized decision-making process and, which nevertheless, also allows for the global integration of its businesses in line with the business model of the Iberdrola Group.

III.	This model, which was approved by the Board of Directors of IBERDROLA, is aimed at maximizing the operating efficiency of the various business units and guaranteeing the dissemination, implementation and monitoring of the general strategy and the general management guidelines established for each of the businesses, essentially by exchanging best practices among the various companies of the Iberdrola Group. Thus, presently, the businesses of the companies of the Iberdrola Group are developed by different companies of the Iberdrola Group both in Spain and abroad.

IV.	As the Iberdrola Group’s parent company, IBERDROLA has launched its “Single Corporation” (Corporación Única) structure which provides efficient, flexible corporate services to all such companies of the Iberdrola Group as may so request via the execution of

Acuerdo Marco) y la consiguiente determinación de los servicios que serán prestados a cada sociedad por IBERDROLA. IBERDROLA, como sociedad prestadora de servicios, garantizará la adecuada prestación de los servicios contratados siguiendo, en su caso, las instrucciones suministradas en la correspondiente Declaración de Aceptación por las Sociedades Cliente que concluyan el Acuerdo Marco, que deberán respetar los estándares fijados en el marco de la Corporación Única para garantizar las adecuadas sinergias y la maximización operativa en el Grupo.

V.	En particular, a la fecha de este Acuerdo Marco, IBERDROLA viene proporcionando, a Sociedades Cliente, bienes y servicios similares a los que son objeto de este Acuerdo Marco, con base en los Acuerdos Marco para la regulación de las prestaciones de servicios corporativos para IBERDROLA y las sociedades de su Grupo de fechas 31 de diciembre de 2009 y 1 de enero de 2011.

VI.	Los servicios deberán prestarse con pleno respeto a la legislación aplicable y, en particular, a la normativa española en materia de separación de actividades reguladas, que admite que las sociedades de un mismo grupo puedan desarrollar actividades reguladas y liberalizadas en España, siempre que éstas y aquéllas se realicen por sociedades diferentes y se cumplan los criterios de independencia contemplados en los apartados a), b) y c) de los artículos 12.2 de la Ley del Sector Eléctrico y 63.4 de la Ley del Sector de Hidrocarburos.

VII.	De acuerdo con lo dispuesto en la citada normativa, el Consejo de Administración de IBERDROLA, en reunión celebrada el 18 de febrero de 2014, aprobó el texto refundido en vigor del Código de separación de actividades de las sociedades del grupo Iberdrola con Actividades Reguladas en España, que garantiza la capacidad de decisión efectiva de las sociedades reguladas sobre los activos necesarios para el desarrollo de sus actividades y que resulta de aplicación a este Contrato.
the relevant agreement (this Framework Agreement) and the related selection of the services they wish to be provided by IBERDROLA. In line with the instructions issued by the Client Companies that are party to the Framework Agreement, IBERDROLA, as the service provider, shall guarantee the proper execution of those specified services.

V.	In particular, as of the date of this Framework Agreement, IBERDROLA has been providing Client Companies with goods and services similar to those under this Framework Agreement, based on the framework agreements between IBERDROLA and the companies of the Iberdrola Group dated December 31, 2009 and January 1, 2009.

VI.	The contracted services must be provided in full compliance with applicable legislation and, in particular, the Spanish laws governing the separation of regulated activities, which entitle companies from the same group to pursue regulated and unregulated activities in Spain, provided such regulated and unregulated activities are carried out by different companies and comply with the standards of independence set forth in sub-sections a), b) and c) of Articles 12.2 of the Electricity Industry Law and 63.4 of the Hydrocarbon Industry Law.

VII.	In accordance with the provisions of the above legislation, the Board of Directors of IBERDROLA, at a meeting held on February 18, 2007, approved the revised Code of Separation of Activities of the Companies of the Iberdrola Group with Regulated Activities in Spain, which ensures the effective decision-making capacity of the regulated companies with respect to the necessary assets for the development of their activities and, which is also applicable to this Agreement.

VIII.	Moreover, the contracted services must be provided in full observance of the system of corporate governance and the distribution of duties and competences thereunder.

VIII.	Asimismo, los servicios contratados deberán prestarse con pleno respeto al Sistema de gobierno corporativo y a la distribución de funciones y competencias derivadas del mismo.

IX.	A la vista de cuanto antecede, las Partes desean establecer con claridad el régimen de prestación de determinados servicios de tipo corporativo por parte de IBERDROLA a las Sociedades Cliente y

Así, otorgan este Contrato, que se regirá por lo establecido en las siguientes

CLÁUSULAS

1.- ÁMBITOS OBJETIVO Y SUBJETIVO DEL CONTRATO

1.1.- Ámbito objetivo

Este Contrato tiene por objeto regular las relaciones entre IBERDROLA y las Sociedades Cliente en lo relativo a la contratación, por parte de las éstas últimas de los servicios que se identifican en el Anexo I (en lo sucesivo “los Servicios”), que IBERDROLA podrá prestar en los términos establecidos en este Contrato.

Se incluye, asimismo, en el Anexo I, el inductor de coste para el cálculo del precio de cada uno de los Servicios, para el ejercicio 2014. El precio será revisable para cada uno de los ejercicios consecutivos.

Se incorpora, además, como Anexo II a este Contrato, el modelo de Declaración de Aceptación que cada una de las sociedades del Grupo Iberdrola podrá suscribir y en el que se establecerán los concretos Servicios que dichas sociedades requieren le sean prestados por IBERDROLA.

La prestación de los servicios adicionales a los que se hubieran descrito en el Anexo II exigirá que las Partes suscriban la correspondiente novación del Anexo para identificar el correcto alcance de los nuevos servicios a prestar.

1.2.- Ámbito subjetivo

Serán Parte de este Contrato IBERDROLA y todas las Sociedades integradas en el Grupo Iberdrola que suscriban la Declaración de Aceptación.

IX.	In light of the foregoing, the Parties wish to update the regime governing the provision of services of a corporate nature by IBERDROLA to the Client Companies and,

Thus, they enter into this Agreement, which shall be governed by the following provisions

CLAUSES

1.- SCOPE OF THE AGREEMENT

1.1.- Subject Matter of the Agreement

The purpose of this Agreement is to govern the relationship between IBERDROLA and the Client Companies with respect to the services detailed in Annex I (hereinafter, the “Services”) that IBERDROLA may provide based on the terms and conditions established in this Agreement.

Also included in Annex I is the price for each Service for the 2014 financial year. This price may be reviewed for each consecutive year.

Moreover, attached to this Agreement as Annex II is the form of Declaration of Acceptance that each of the companies of the Iberdrola Group may enter into and which shall identify the specific Services requested by such companies to be provided by IBERDROLA.

To the extent the Client Companies have determined that they require additional services to those described in Annex II, the Parties shall execute a novation to the Annex in order to identify the proper scope of the new services to be provided.

1.2.- Parties to the Agreement

IBERDROLA and all such companies of the Iberdrola Group that enter into the Declaration of Acceptance shall be party to this Agreement.

1.3.- Resolución de la relación de contratos anteriores

Las Partes expresamente acuerdan que mediante la firma de este Contrato, quedan resueltos de pleno derecho y sin efecto alguno los Acuerdos Marco de prestación de servicios que hubieran podido concluirse con anterioridad.

2.- DURACIÓN DEL CONTRATO

Este Contrato es aplicable, con independencia de la fecha de su firma, a los servicios prestados a partir del 1 de enero de 2014, y entrará en todo caso en vigor una vez se suscriba la Declaración de Aceptación correspondiente por cada una de las Sociedades del Grupo. El contrato mantendrá su vigencia mientras las Sociedades Cliente continúen formando parte del Grupo Iberdrola, de conformidad con lo previsto en el artículo 42 del Código de Comercio español.

En el momento en que una Sociedad Cliente deje de formar parte del Grupo Iberdrola, de acuerdo con lo previsto en el párrafo anterior, la relación contractual en virtud de este Contrato entre IBERDROLA y la Sociedad que deje de formar parte del Grupo Iberdrola quedará automáticamente resuelta desde la fecha efectiva en que dicha Sociedad deje de formar parte del Grupo Iberdrola.

No obstante lo anterior, este Contrato podrá resolverse en cualquier momento de común acuerdo por las Partes o por las demás causas previstas en el Código Civil español.

3.- PRESTACIÓN DE SERVICIOS DE IBERDROLA A LAS SOCIEDADES CLIENTES

3.1.- Servicios de IBERDROLA

IBERDROLA prestará, de manera singular o recurrente, los Servicios corporativos que se identifican en el Anexo I y que sean solicitados por la Sociedad Cliente mediante la aceptación del presente Acuerdo Marco, de conformidad con el modelo de Corporación Única descrito en los expositivos del presente contrato.

1.3.- Termination of previous agreements

The Parties expressly represent that, by entering into this Agreement, all such framework agreements for contracted services as may have been executed beforehand, are terminated by operation of law and rendered without any effect whatsoever.

2.- TERM OF THE AGREEMENT

Regardless of its execution date, this Agreement is applicable to the services provided as of January 1, 2014, and shall, in any event, enter into force upon the execution of the relevant Declaration of Acceptance for each of the Group Companies. This Agreement shall remain in force as long as the Client Companies continue forming part of the Iberdrola Group in accordance with the provisions of Article 42 of the Spanish Commercial Code.

As soon as a Client Company ceases to form part of the Iberdrola Group, in line with the provisions of the preceding paragraph, the contractual relationship under this Agreement between IBERDROLA and the company ceasing to form part of the Iberdrola Group shall be automatically terminated as from the date on which such company effectively ceases to form part of the Iberdrola Group.

Notwithstanding the foregoing, this Agreement may be terminated at any time by mutual agreement between the Parties or on any other grounds provided for in the Spanish Civil Code.

3.- PROVISION OF THE IBERDROLA SERVICES TO THE CLIENT COMPANIES

3.1.- Services of IBERDROLA

IBERDROLA shall provide to the Client Company, on a one-time or recurring basis, the Services identified in Annex I.

All of the Services shall be provided on market conditions, and IBERDROLA shall not, within the context of a provision of Services, enjoy financial or other types of conditions more favorable than those that would be recognized by third parties in substantially similar circumstances or that may entail preferential treatment for IBERDROLA due to its status as parent company and controlling shareholder of the Client Companies.

Todos los Servicios se prestarán en condiciones de mercado siempre de acuerdo con la normativa aplicable, y sin que ninguna de las Partes pueda gozar, en el marco de la prestación de sus Servicios, de unas condiciones económicas o de otro tipo más favorables de las que se reconocerían a un tercero en condiciones sustancialmente equivalentes o, en particular, que puedan suponer un trato de favor a IBERDROLA por razón de su condición de sociedad dominante y accionista controlador de las Sociedades Cliente.

La prestación de los Servicios por parte de IBERDROLA se llevará a cabo, en todo caso, sin menoscabo de la capacidad de decisión efectiva de las Sociedades Cliente sobre los servicios una vez hayan sido contratados.

Para la mejor prestación de los Servicios contratados, las Sociedades Cliente deberán proporcionar información precisa, cierta y completa a IBERDROLA. En este sentido, las Sociedades Cliente asumen cualquier responsabilidad derivada de daños o perjuicios imputables a la información suministrada a IBERDROLA para la prestación de los Servicios contratados, quedando la responsabilidad de ésta limitada al incumplimiento o cumplimiento defectuoso o negligente de lo pactado con las Sociedades Cliente.

3.2.- Calidad de prestación de los Servicios

En la ejecución de los Servicios contratados, IBERDROLA usará toda la pericia, cuidado y diligencia que se espera de una sociedad dedicada a la venta y prestación en condiciones de mercado de bienes y servicios equivalentes a esos Servicios, pudiendo las Partes establecer, de común acuerdo, niveles de calidad específicos para algunos de los Servicios, formalizándose en su caso mediante documento escrito que se adjuntará a este Contrato como anexo al mismo. IBERDROLA prestará los Servicios contratados de acuerdo con sus normas y procedimientos internos específicos.

The Services shall be provided by IBERDROLA at all times without detriment to the effective decision-making capacity of the Client Companies.

In order to ensure the best results of the contracted Services, the Client Companies must provide precise, accurate and complete information to IBERDROLA. In this regard, the Client Companies assume any such liability as may derive from damage or losses attributable to the dissemination of instructions or information provided to IBERDROLA for the contracted Services; provided, however, that Iberdrola will be liable only for non-performance, defective performance or negligence.

3.2.- Quality of the Services

IBERDROLA shall, when executing the contracted Services, use all of the expertise, care and diligence as may be expected of a company engaged in the sale and provision on market conditions of goods and services equal to such Services, and the Parties may by mutual agreement establish specific quality standards for some of the Services, formalized, as the case may be, under a written document to be attached to this Agreement as a schedule hereto. IBERDROLA will provide the contracted Services consistent with its specific internal rules and procedures.

3.3.- Price and invoicing

3.3.1.- Price

The price for each of the Services shall be a market price determined by any legal method, calculated annually, based on the costs incurred by IBERDROLA to provide such Services to the Client Companies as outlined in Annex I of this Agreement.

Expressly excluded from the calculation of the above price are any expenses relating to activities pursued by IBERDROLA that benefit its shareholders, as well as any expenses relating to the supervisory activities pursued by IBERDROLA in

3.3.- Precio y facturación

3.3.1.- Precio

El precio por la prestación de cada uno de los Servicios, se corresponderá en cualquier caso con un precio de mercado, determinado por cualquiera de los métodos aceptados en la legislación y normativa aplicables -incluyendo el propio coste sin margen, cuando se den las oportunas circunstancias-, y se calculará de forma anual con base en el coste incurrido por IBERDROLA para la prestación de los mismos a las Sociedades Cliente, de acuerdo con lo establecido en el Anexo I de este Contrato.

Quedan excluidos expresamente del cálculo de dicho precio, los costes incurridos que se deriven de los denominados servicios en beneficio del accionista, así como los costes relativos a actividades de supervisión realizados por IBERDROLA en cumplimiento de la Política para la definición y coordinación del Grupo Iberdrola y bases de la organización corporativa, aprobada inicialmente por el Consejo de Administración de IBERDROLA el día 18 de diciembre de 2007, y modificada por última vez el 19 de noviembre de 2013.

3.3.2.- Procedimiento de notificación del precio de los Servicios y facturación

Antes del 31 de diciembre de cada año de vigencia del Contrato, IBERDROLA comunicará a las Sociedades Cliente el importe estimado del precio de cada uno de los Servicios contratados para el año siguiente (el “Precio Estimado”), calculado sobre la base del presupuesto y de los inductores establecidos en el Anexo I.

Durante el último mes de cada año de vigencia del Contrato, IBERDROLA emitirá la factura correspondiente a los Servicios contratados en la Declaración de Aceptación, con base en los costes reales incurridos en los doce últimos meses y los inductores establecidos en el Anexo I.

Las Sociedades Clientes aceptan que la emisión de la factura se haga por medio de un sistema automatizado de facturación electrónica en formato pdf y que la entrega de la misma se haga a través de la plataforma corporativa SAP, anexando el documento original al correspondiente apunte contable en cada Sociedad Cliente. En caso de que la Sociedad Cliente no esté integrada en la plataforma corporativa SAP, la factura se enviará por correo electrónico.

line with the “Policy for the Definition and Coordination of the IBERDROLA Group and Foundations of Corporate Organization”, approved by the Board of Directors of IBERDROLA on December 18, 2007 and last amended on November 19, 2013.

3.3.2.- Procedure for the notification of the price of the Services and invoicing

During the term of this Agreement, before December 31 of each year, IBERDROLA shall notify the Client Companies of the estimated price of each contracted Service for the following year (hereinafter, the “Estimated Price”), calculated on the basis of the prices and indicators established in Annex I of this Agreement.

During the last month of each year of each term of this Agreement, IBERDROLA shall issue an invoice to be paid on the payment date to their corporate account in Euros, or by any other means of payment as may be agreed on by the Parties, for the Services rendered (as detailed in the relevant Annex I) during the preceding year, based on the actual costs incurred in such year.

Client Companies accept that the invoices are sent in an electronic pdf form through the SAP corporate platform. The original document will be annexed to the appropriate Client book entry. If the Client Company does not use the SAP corporate platform, the invoice will be sent by e-mail.

Along with the invoice, IBERDROLA shall send the Client Companies written notice of the final price (hereinafter, the “Final Price”) for the Services provided, as reflected in the relevant Annex II.

Within fifteen days, the Client Companies may make comments or inquiries to the invoice. The Parties shall try to resolve any disagreements, but in the event of a disagreement that is ongoing for more than fifteen days, any Party may exercise the rights provided to them in Clause 11 hereof.

Junto con la factura, IBERDROLA remitirá a las Sociedades Cliente una notificación informando de la determinación del precio final (el “Precio Final”) que se haya producido en la prestación de cada uno de los Servicios.

Las Sociedades Cliente podrán formular los comentarios o aclaraciones que consideren necesarias dentro de un plazo de quince días. En caso de discrepancias, las Partes tratarán de llegar a un acuerdo, y en caso de no alcanzarlo en un nuevo plazo de quince días, cualquiera de ellas podrá someter la discrepancia al procedimiento establecido en la cláusula 11.

Dichas cantidades serán abonadas, previa presentación de la factura, en el plazo máximo de treinta días, mediante anotación en la cuenta corriente mercantil en Euros vigente entre las Partes a la fecha del pago, o por cualquier otro procedimiento que las Partes acuerden.

El Precio Final incluirá los impuestos que correspondan según la legislación aplicable en cada caso, así como todos los gastos incurridos por IBERDROLA para su prestación.

3.3.3.- Auditoría Independiente

Las Partes acuerdan que las Sociedades Cliente tendrán derecho a realizar una auditoría independiente de los costes de prestación de los Servicios y los inductores aplicados para calcular el precio anual de los Servicios prestados a las Sociedades Cliente (la “Auditoría Independiente”).

Las Sociedades Clientes podrán solicitar dicha Auditoría Independiente por escrito dentro de los sesenta días siguientes a la recepción de la notificación de IBERDROLA del precio real de los Servicios, según la cláusula 3.3.2, debiendo IBERDROLA facilitar a las Sociedades Cliente toda la información y documentación que soliciten con dicho objeto. El coste de dicha auditoría correrá a cargo de las Sociedades Cliente que la hayan solicitado.

Within the fifteen days following the determination of the Final Price in line with the preceding paragraph, the relevant adjustment invoice shall be issued for the Services, and the Party having to pay the difference shall do so on the payment date to the corporate account, in Euros, or by any other mean of payment as may be agreed on by the Parties, subject to the issuance of the relevant adjustment invoice in respect of the Final Price.

The Final Price shall include the relevant Value Added Tax, as well as any expense incurred by IBERDROLA in connection with providing the Services.

3.3.3.- Independent audit

The Parties agree that the Client Companies shall be entitled to conduct an independent audit of the cost of the Services and the criteria applied to calculate the annual price of the Services provided to the Client Companies (hereinafter, the “Independent Audit”).

The Client Companies may request the above Independent Audit in writing within the sixty days following the receipt of the notification from IBERDROLA of the actual price of the Services according to clause 3.3.2, and IBERDROLA must provide the Client Companies with all the information and documentation requested in connection therewith.

In the event that the Independent Audit reveals a figure of twenty-five percent lower than that notified by IBERDROLA in respect of the actual price of the Services, the Parties shall undertake to agree in good faith on the price of the Services for such financial year in line with the criteria established in clause 3.3.1.

4.- CONFIDENTIALITY

All of the information received by each Party from the other under this Agreement and provided in connection with the Services engaged, shall be confidential in nature and may not be used for purposes other than those contemplated in this Agreement, unless otherwise agreed on by IBERDROLA and the relevant Client Company.

En el caso de que la Auditoría Independiente refleje valores inferiores en un veinticinco por cien a los determinados en la notificación de IBERDROLA sobre el precio real de los Servicios, las Partes se comprometen a acordar de buena fe el precio de los Servicios para dicho ejercicio conforme a los criterios previstos en la cláusula 3.3.1.

4.- CONFIDENCIALIDAD

Toda la información que cada una de las Partes reciba de la otra en el marco de este Contrato y en ejecución de los Servicios contratados tendrá carácter confidencial y no podrá ser utilizada para fines distintos a los contemplados en este Contrato salvo acuerdo en contrario de IBERDROLA y la Sociedad Cliente que corresponda.

Ambas Partes se comprometen, en relación con la información referida, a custodiarla diligentemente y a no divulgarla a ningún tercero sin consentimiento de la otra Parte, salvo que, para obtener un asesoramiento imprescindible en relación con la ejecución de los Servicios, cualquiera de las Partes necesite revelar todo o parte de la información obtenida de la otra Parte a uno o varios asesores externos, ya sean estos personas físicas o jurídicas. En este caso, la Parte que divulgue la información a asesores externos no sujetos por su estatuto profesional al deber de secreto, hará que estos asuman el compromiso de confidencialidad previsto en este apartado.

Lo anterior se entiende sin perjuicio de las excepciones que con respecto a la obligación de confidencialidad pueden derivarse de la normativa aplicable y, especialmente, en materia de transparencia, en relación con este Contrato.

En este sentido, en la medida en que como consecuencia de la prestación de los Servicios, IBERDROLA tenga acceso a información comercialmente sensible de sociedades del Grupo Iberdrola que desarrollan actividades reguladas, IBERDROLA, de conformidad con la normativa aplicable y su Código de separación de actividades de las sociedades del grupo Iberdrola con actividades reguladas en España, adoptará las medidas necesarias para garantizar la confidencialidad de dicha información e impedir su acceso a las Sociedades Cliente que desarrollen actividades liberalizadas de producción, comercialización o de servicios de recarga energética.

The Parties undertake, in relation to the above information, to safeguard it diligently and not to disclose it to any third party without the consent of the other party, save where, in order to obtain essential advice in relation to the performance of the Services, either of the Parties needs to disclose all or part of the information obtained from the other Party to external advisers, whether natural or legal persons. In such case, the Party disclosing the information to external advisers not subject by their professional code to the duty of secrecy, shall ensure that such external advisers assume the confidentiality undertaking provided for herein.

The foregoing is understood notwithstanding any such exceptions as may derive in respect of the confidentiality obligation from the applicable laws and, in particular, with respect to transparency, in relation to this Agreement.

In connection therewith, when, as a result of the performace of the Services, IBERDROLA gains access to commercially sensitive information owned by companies of the Iberdrola Group pursuing regulated activities, IBERDROLA, in accordance with the applicable legislation and its Code of Separation of Activities of the Companies of the Iberdrola Group with Regulated Activities in Spain, shall adopt the necessary measures to guarantee the confidentiality of such information and avoid its disclosure to the Client Companies pursuing the unregulated activities of generation, commercialization or energy recharge services.

The provisions of this clause shall apply while the Agreement remains in force and for a period of two years after its termination, save when the confidential information becomes publically known for reasons other than a breach by the Parties of their confidentiality obligations established in this clause.

5.- TRANSPARENCY

IBERDROLA and the Client Companies shall inform the market of the transactions performed among them under this Agreement, both in their annual public reports and their periodic public reporting, in accordance with applicable legislation.

Lo previsto en esta cláusula será de aplicación mientras este Contrato permanezca en vigor y por un plazo de dos años a partir de la fecha de su extinción, salvo que la información confidencial devenga de dominio público por razones distintas del incumplimiento por las Partes de sus obligaciones de confidencialidad previstas en esta cláusula.

5.- TRANSPARENCIA

IBERDROLA y las Sociedades Cliente informarán al mercado sobre las transacciones realizadas entre ellas al amparo de este Contrato, tanto en su información pública anual, como en su información pública periódica, en los términos previstos en la normativa aplicable.

6.- NOTIFICACIONES

Todas las notificaciones entre las Partes con respecto a este Contrato se formularán por escrito y mediante entrega en mano con confirmación escrita de la recepción por la otra Parte, conducto notarial, burofax, por correo postal o electrónico, así como por cualquier otro medio, siempre que en todos los casos se deje constancia de su debida recepción por el destinatario.

IBERDROLA designa como dirección para la recepción de notificaciones la establecida en el encabezado de este Contrato. Por su parte, las Sociedades Clientes designan como dirección para la recepción de notificaciones la que se establezca en la Declaración de Aceptación que suscriban.

Cualquier modificación de los domicilios o personas a efectos de notificaciones deberá ser inmediatamente comunicada a la otra Parte de acuerdo con las reglas establecidas en esta cláusula. En tanto una Parte no haya recibido notificación de tales cambios, las notificaciones que esta realice conforme a esas reglas de acuerdo con los datos originarios se entenderán correctamente efectuadas.

6.- NOTICES

All notifications among the Parties in connection with this Agreement shall be made in writing and delivered by hand with written acknowledgement of receipt by the other Party, or notarial conduct, burofax, post or e-mail, as well as any other means, provided that a record is at all times made of receipt by the addressee.

IBERDROLA designates as its address for the receipt of communications the address provided in the preamble of this Agreement. For their part, the Client Companies designate, as their address for the receipt of communications, the addresses provided in the applicable Declaration of Acceptance.

Any modification to the addresses or persons to whom the communications must be addressed must be communicated to the other Parties in line with the provisions of this clause. Until such time as a Party has received such communication, the communications made in accordance with these provisions in line with the original particulars shall be considered valid.

7.- SEVERABILITY

Should any court or competent authority declare null and void any of the provisions of this Agreement, the whole document shall remain in force, save for said void and null provision, unless such provision is essential in nature or substantially affects the balance of the obligations assumed by the Parties, in which case the entire Agreement shall be rendered null and void. The Parties shall consult one another, on a best efforts basis, to agree on a valid, enforceable provision that constitutes a reasonable replacement of the null and void clause or section consistent with the spirit of this Agreement.

8.- MODIFICATION OF THE TERMS OF THE AGREEMENT AND ASSIGNMENT

8.1.- Modification

The terms of this Agreement may only be amended by agreement between the Parties.

7.- NULIDAD Y CARÁCTER INDEPENDIENTE DE LAS CLÁUSULAS DEL CONTRATO

Si un Tribunal o autoridad competente declara nula o inexigible cualquiera de las estipulaciones de este Contrato, este seguirá en vigor a excepción de la parte declarada nula o inexigible, salvo que la misma tenga carácter esencial o afecte de forma muy relevante al equilibrio de las obligaciones de las Partes, en cuyo caso este Contrato quedará sin vigor ni efecto alguno. Las Partes mantendrán consultas mutuas y efectuarán sus mejores esfuerzos para acordar una estipulación válida y exigible que constituya una sustitución razonable de la estipulación nula e inexigible de conformidad con el espíritu de este Contrato.

8.- MODIFICACIÓN DE LOS TÉRMINOS DEL CONTRATO Y CESIÓN

8.1.- Modificación

Los términos de este Contrato sólo podrán ser modificados por acuerdo de las Partes.

8.2.- Cesión

Todos los derechos de este Contrato son personales de las Partes y no podrán cederse sin el previo consentimiento escrito de todas las Partes.

9.-IMPUESTOS

Cada parte asumirá, a su cargo, los impuestos que sean de aplicación, en base a la legislación correspondiente. Asimismo, facilitarán a la otra parte, en debido tiempo y forma, cuanta documentación fuera precisa para reducir la carga fiscal al máximo, de acuerdo siempre con la legislación antes referida.

10. DERECHOS DE PROPIEDAD INTELECTUAL

A los solos efectos de este contrato, la cesión de derechos de propiedad intelectual podrá considerarse como prestación de servicios. En el supuesto de que IBERDROLA ceda a las Sociedades Cliente el derecho de uso o de explotación de patentes, dibujos o modelos, planos, fórmulas o procedimientos secretos, derechos sobre informaciones relativas a experiencias industriales, comerciales o científicas, bien para la prestación de los Servicios, bien de manera independiente a este Contrato, dichas cesiones se regirán, en defecto de otro contrato específico, en lo que proceda por el clausulado de este Contrato y, en su caso, de los acuerdos ad hoc que se suscriban entre las Partes.

8.2.- Assignment

All of the rights under this Agreement are exclusive to the Parties and may not be assigned without the prior written consent of all of the Parties.

9.- TAXES

Each Party shall, at its own expense, pay all applicable taxes, based on relevant legislation. Each Party also promises to provide to one another, in a timely manner, such documents that may be required to reduce the tax burden to the fullest, always in accordance with the applicable legislation referred to above.

10 – INTELLECTUAL PROPERTY

For the sole purpose of this Agreement, the assignment of intellectual property rights may be considered as a Service. In the event that IBERDROLA yields to the Client Company the right to use of a patent, design or model, plan, secret formula or process, rights to information concerning industrial, commercial or scientific experience, or for the provision of Services, either independently of this Agreement, such assignments shall be governed, in the absence of other specific contract, as appropriate per the clauses of this Agreement and, if necessary, ad hoc agreements between the Parties.

11.- ARBITRATION

11.1.- Previous negotiations

In the event that any conflict or dispute arises among any of the Parties in connection with this Agreement, the Parties shall enter into negotiations in order to try to solve it by mutual agreement within thirty days, or any other period as may be agreed on between the Parties.

11.2.- Submission to arbitration

Where the Parties are unable to resolve the dispute within the above initial period, they must submit it, especially where the dispute concerns the interpretation, validity, performance or termination of this Agreement, to arbitration at law pursuant to Spanish Arbitration Law 60/2003, of December 23, 2003.

11.- ARBITRAJE

111.- Negociación Previa

En el supuesto de que surgiera algún conflicto o disputa entre cualquiera de las Partes con respecto a este Contrato, las Partes entablarán negociaciones para intentar solucionarlo de mutuo acuerdo en un período de treinta días o aquel período distinto que las mismas acuerden.

11.2.- Sumisión a arbitraje

En caso de que las Partes no pudieran resolver el conflicto en ese período inicial, deberán someterlo, especialmente si se trata de interpretación, validez, exigibilidad, cumplimiento o resolución de este Contrato, a arbitraje de Derecho de conformidad con la Ley Española de Arbitraje (Ley 60/2003, de 23 de diciembre).

11.3.- Tribunal Arbitral

El Tribunal Arbitral estará compuesto por tres árbitros.

Cada Parte nombrará un árbitro, el demandante en la Solicitud de Arbitraje y el demandado mediante comunicación dirigida al primero dentro de los quince días siguientes a la recepción de esa Solicitud. Si una de las Partes se abstiene de nombrar árbitro, el nombramiento lo efectuará el Decano del Ilustre Colegio de Abogados del Señorío de Bizkaia por cuenta de esa Parte. Los dos árbitros así nombrados elegirán al tercer árbitro, quien actuará como Presidente del Tribunal Arbitral.

Si dentro de los treinta días siguientes al nombramiento del segundo árbitro, los dos árbitros no hubieran llegado a acuerdo sobre la elección del árbitro presidente, caducará su nombramiento, comenzándose nuevamente el proceso de designación en los términos del párrafo precedente.

Los árbitros deberán ser y permanecer durante el arbitraje independientes e imparciales. Cada uno de los árbitros deberá suscribir al aceptar su nombramiento una declaración de independencia e imparcialidad. Los

11.3.- Arbitral Tribunal

The Arbitral Tribunal shall be made up of three arbitrators.

Each Party shall appoint one arbitrator, the claimant in the request for Arbitration and the respondent in a communication addressed to the former within fifteen days following the receipt of such Request.

If one of the Parties fails to appoint an arbitrator, the appointment shall be made by the Dean of the Bar Association of Vizcaya on behalf of such Party. The two arbitrators thus appointed shall appoint the third arbitrator, who shall act as Chairman of the Arbitral Tribunal.

If, after thirty days from the designation of the second arbitrator, the two arbitrators have not reached an agreement on the appointment of the Chairman Arbitrator, their appointment shall expire, and the designation process shall recommence in accordance with the terms of the preceding paragraph.

During the arbitration procedure, the arbitrators must remain independent and neutral. Upon acceptance of their appointment, each arbitrator must sign a declaration of independence and impartiality. The arbitrators must serve written notice on the Parties of any circumstance prior or subsequent to their appointment that may give rise to doubts as to their independence or impartiality.

If a Party recuses an arbitrator, it must explain its reasons within fifteen days of the date of receipt of communication of the appointment of such arbitrator or on which it may become aware of circumstances giving rise to justified doubts as to their independence or impartiality. Unless the recused arbitrator resigns or the appointing Party accepts the rejection, the Arbitral Tribunal shall resolve the matter.

árbitros deberán revelar a las Partes por escrito cualquier circunstancia anterior o posterior a su nombramiento que pueda generar dudas sobre su independencia o imparcialidad.

La Parte que recuse a un árbitro expondrá los motivos dentro de los quince días siguientes a aquel en que haya recibido la comunicación del nombramiento de ese árbitro o tenga conocimiento de las circunstancias que puedan dar lugar a dudas justificadas sobre su independencia o imparcialidad. A menos que el árbitro recusado renuncie a su cargo o que la otra Parte acepte la recusación, corresponderá al Tribunal Arbitral decidir sobre esta.

Si en algún momento se produce una vacante, esta será cubierta mediante el mismo procedimiento que el nombramiento original. Una vez nombrado el sustituto, el Tribunal Arbitral decidirá, previa consulta de las Partes, si es necesario repetir actuaciones ya practicadas.

11.4.- Procedimiento

El arbitraje se iniciará mediante la notificación por la parte demandante a la Parte demandada de la Solicitud de Arbitraje. Esta solicitud se formulará por escrito, y deberá incluir:

a)	Nombre completo, la calidad en que intervienen y la dirección de cada una de las Partes.

b)	Representación del solicitante.

c)	Descripción de la naturaleza y circunstancias de la controversia.

d)	Indicación de las pretensiones y, si procede, la indicación de la cuantía reclamada.

e)	Nombre y datos de contacto del árbitro nombrado por la demandante.

f)	La declaración de independencia e imparcialidad del árbitro nombrado.

El Tribunal Arbitral dirigirá el arbitraje del modo que considere más apropiado a las circunstancias de la controversia. A este fin, los árbitros gozarán, dentro de los límites legales, de las más amplias facultades de iniciativa, ordenación y dirección del procedimiento arbitral.

Where a vacancy arises at any time, it shall be filled using the same procedure established for the original appointment. On designation of the replacement, the Arbitral Tribunal shall decide, subject to consultation with the Parties, on whether or not it is necessary to repeat the steps already taken.

11.4.- Procedure

The arbitration procedure shall commence once notice of the request for Arbitration has been served by the claimant on the defendant. Such Request shall be made in writing and must include:

a)	Complete name, acting capacity and address of each of the Parties.

b)	Representation of the claimant.

c)	Description of the nature and circumstances of the dispute.

d)	The nature of the claim and, where appropriate, the amount claimed.

e)	Name and contact details of the arbitrator appointed by the claimant

f)	Declaration of independence and impartiality of the arbitrator.

The Arbitral Tribunal shall conduct the procedure in the most appropriate manner according to the circumstances of the dispute. To this end, the arbitrators shall enjoy, within the legal limits, the broadest powers of initiative, organization and management of the arbitration proceeding.

The Arbitral Tribunal shall establish the rules of the procedure and set the schedule of proceedings under procedural orders, subject to consultation with the Parties.

The Arbitral Tribunal shall adopt all of its decisions by majority vote. In the absence of majority vote, the decision shall be adopted by the Chairman of the Arbitral Tribunal.

The Arbitral Tribunal must render its final award within three months of commencement of the proceeding. This term may be extended, one or more times, by the Arbitral Tribunal under a reasoned decision.

The Arbitral Tribunal shall reside in Madrid, and the language of the arbitration shall be Spanish.

El Tribunal Arbitral establecerá las reglas del procedimiento y fijará el calendario de actuaciones mediante órdenes procesales, previa consulta con las Partes.

El Tribunal arbitral adoptará todas sus decisiones por mayoría. A falta de mayoría, la decisión será tomada por el Presidente del Tribunal Arbitral.

El Tribunal Arbitral deberá dictar su laudo final en el plazo de tres meses, contados desde la fecha de inicio del procedimiento. Este plazo podrá ser prorrogado, una o varias veces, por el Tribunal Arbitral mediante decisión motivada.

El arbitraje tendrá su sede y se realizará en Madrid y el idioma del arbitraje será el español.

11.5.- Laudo

El Laudo se hará constar por escrito y deberá ser firmado. Bastará la firma de la mayoría del Tribunal Arbitral o, en su caso, de su presidente. El Laudo deberá ser motivado. A petición de cualquiera de las Partes, el Laudo se protocolizará notarialmente.

12.- LEY APLICABLE

Este Contrato se regirá por la legislación española.

13.- CONTRATO COMPLETO

Este Contrato recoge todos los acuerdos, términos y condiciones acordados por las Partes en relación con su objeto, y reemplaza a todos los acuerdos y conversaciones previas habidas entre las Partes en relación con dicho objeto.

Asimismo, las Partes se comprometen a modificar el Contrato en el caso de que contraviniera la normativa aplicable durante su vigencia.

Y EN PRUEBA DE CONFORMIDAD, IBERDROLA firma este Contrato, en el lugar y fecha indicados en el encabezamiento.

/s/ José Sainz Armada

Fdo. D. José Sainz Armada

/s/ Juan Carlos Rebollo Liceaga

Fdo. D. Juan Carlos Rebollo Liceaga

11.5.- Arbitral award

The award shall be recorded in writing and must be signed. The signature of the majority of the Arbitral tribunal or, where appropriate, the Chairman, shall suffice. At the request of any of the Parties, the Award shall be notarised.

12.- APPLICABLE LAW

This Agreement shall be governed by the laws of Spain.

13.- ENTIRE AGREEMENT

This Agreement includes all of the agreements, terms and conditions agreed on by the Parties regarding its subject matter, and supersedes any other prior agreement or conversation between the Parties in relation to such subject matter.

Moreover, the Parties agree to amend or modify the Agreement in the event that it breaches applicable legislation during its term.

IN WITNESS WHEREOF, IBERDROLA signs this Agreement in the place and on the date first above written.

/s/ José Sainz Armada

Mr. José Sainz Armada

/s/ Juan Carlos Rebollo Liceaga

Mr. Juan Carlos Rebollo Liceaga

ANEXO I. CATÁLOGO DE SERVICIOS

PRESTADOS POR IBERDROLA S.A.

Servicios en Edificios y arrendamientos: comprende las actividades relacionadas con el apoyo en la gestión de los centros de trabajo para garantizar su óptimo funcionamiento y conservación.

Principales actividades:

•	Gestión del Patrimonio:

•	Funciones de gestión de terrenos con actividades como: registrar propiedades, actos notariales, cálculo de precios de venta, plusvalías, expropiaciones, asesoramiento, apoyo en la desinversión de activos inmobiliarios, etc.

•	Gestión de Edificios:

•	Gestión de Espacios y conservación de Edificios: diseño, implantación y gestión de procesos y actividades para asegurar la gestión eficiente de los espacios y entornos de trabajo, la conservación de los inmuebles y la gestión medioambiental y de residuos que se generen en edificios e instalaciones que son centros de trabajo.

•	Servicios de Limpieza.

•	Mantenimiento preventivo y correctivo.

•	Suministro de electricidad, gas, agua y mobiliario en los centros de trabajo.

•	Gestión de arrendamientos, comunidades de vecinos y derramas de oficinas.

•	Obras de Arquitectura:

•	Desarrollo de nuevos inmuebles de oficinas mediante asesoramiento en los ámbitos urbanísticos, arquitectónicos, constructivos y de imagen. Realización de obras de construcción, acondicionamiento y mejora en edificios corporativos.

•	Transporte a Edificios Corporativos:

•	Establecimiento, gestión y optimización del servicio de ruta de autocares para transporte de empleados a los principales centros de trabajo.

ANNEX I. CATALOGUE OF SERVICES

PROVIDED BY IBERDROLA S.A.

Services in Buildings and leases: comprises activities related to support in the management of work centres to guarantee optimum functioning and maintenance.

Main activities:

•	Asset Management:

•	Land management functions, with activities such as: registration of properties, legal procedures, calculation of sale prices, capital gains, compulsory purchases, consultancy, support in the divestment of real estate assets, etc.

•	Management of Buildings:

•	Management of Locations and maintenance of Buildings: design, implementation and management of processes and activities to ensure efficient management of work locations and environments, maintenance of buildings, along with environmental and waste management at work centres.

•	Cleaning Services.

•	Corrective and preventive maintenance.

•	Supply of electricity, gas, water and furniture in work centres.

•	Management of leases, communities and special levies.

•	Architecture:

•	Development of new office buildings through consultancy in the areas of urban planning, architecture, construction and image. Construction, adaptation and improvement works in corporate buildings.

•	Traslados:

•	Gestión de traslados de puestos de trabajo dentro del mismo centro y/o entre diferentes centros de trabajo.

Inductor de coste: número de empleados de cada Sociedad Cliente que ocupan espacio en los edificios corporativos y arrendados.

Telefonía móvil: este servicio permite cubrir las necesidades de comunicación en movilidad, tanto de voz como de datos, de los usuarios de las Sociedades Cliente que soliciten este servicio.

La gestión del Servicio de Telefonía Móvil engloba las siguientes funciones:

•	Gestión de la demanda de los usuarios.

•	Control, supervisión de inventario e informe de consumo de los servicios.

•	Prospección y homologación de nuevas tecnologías.

Inductor de coste: importe del consumo telefónico anual por Sociedad Cliente

Gestión de Servicios Generales: comprende las actividades relacionadas con la gestión y definición de políticas y procedimientos referentes a los servicios prestados desde el área de Patrimonio y Servicios Generales. Esto incluye a todas las actividades englobadas en los Servicios en Edificios y arrendamientos, Servicios de Oficina y Servicios de Telefonía Móvil

Inductor de coste: número de empleados en cada Sociedad Cliente, considerando la plantilla global del Grupo.

Vigilancia y mantenimiento de edificios: diseño, implantación y apoyo en la gestión de los procesos necesarios para garantizar la seguridad del patrimonio de las Sociedades Cliente, analizando permanentemente los posibles escenarios de riesgo y recomendando la implantación de las medidas de prevención y protección necesarias.

•	Transport to Corporate Buildings:

•	Establishment, management and optimisation of coach services for transportation of employees to the main work centres.

•	Transfers:

•	Management of transfers of positions within the same centre and/or between different work centres.

Cost driver: number of employees at each Client Company that occupy space in corporate and leased buildings.

Mobile telephony: this service caters to the mobile communications requirements, for both voice and data, of Client Company users who request this service.

Management of the Mobile Telephony Service comprises the following functions:

•	User demand management

•	Control, supervision of inventory and report on consumption of services

•	Research and standardisation of new technologies

Cost driver: amount of annual telephony consumption per Client Company.

General Services Management: comprises activities related to management and definition of policies and procedures with reference to the services provided by Real Estate and General Services area. This gathers all the activities of Service in Buildings and leases, Office Services and Mobile Telephony.

Cost driver: number of employees per Client Company, considering all the employees of the Group

Principales actividades:

•	Identificación Corporativa: identificación de empleados y visitantes para su acceso y estancia en las instalaciones de las Sociedades del Grupo.

•	Mantenimiento Equipos de Seguridad e Incendios: mantenimiento y conservación de equipos de seguridad contra incendios y otros equipos de seguridad, incluye:

•	Definición e implantación de medidas de seguridad en cuanto a medios físicos y electrónicos.

•	Adaptación de los sistemas de detección y extinción de incendios de acuerdo con la legislación vigente.

•	Gestión del servicio de control de la central receptora de alarmas y de los centros de control remoto.

•	Iluminación y Planes de Emergencia: garantizar el cumplimiento de la legislación vigente realizando el mantenimiento y la actualización de los sistemas de iluminación y planes de emergencia.

•	Tratamiento de documentación: mantenimiento de equipos y procedimientos necesarios para garantizar la confidencialidad de la información.

•	Vigilancia: vigilancia y control de accesos en las instalaciones de las Sociedades del Grupo.

•	Certificación AENOR: procesos para obtención y mantenimiento de la certificación de calidad de sistemas de seguridad de las Sociedades del Grupo.

Inductor de coste: número de empleados en cada Sociedad Cliente que ocupan espacio en los edificios corporativos y arrendados.

Seguridad Internacional y Corporativa: principales actividades:

•	Análisis del impacto y condicionantes de la aplicación de la Política de seguridad corporativa para su adaptación al entorno real (legislación, clima social, situaciones político – económicas).

•	Análisis de riesgos del país de referencia en aspectos personales y patrimoniales.

•	Definición e implantación de las medidas de seguridad en cuanto a medios humanos, físicos y electrónicos.

Surveillance and maintenance of buildings: design, implementation and support in the management of processes required to guarantee the security of the Client Companies’ assets, carrying out ongoing analyses of possible risk scenarios, and recommending implementation of the necessary prevention and protection measures.

Main activities:

•	Corporate Identification: identification of employees and visitors for access to, and time spent at the facilities of the Group Companies.

•	Maintenance of Safety and Fire Equipment: maintenance and upkeep of fire equipment and other security equipment, including:

•	Definition and implementation of safety measures regarding physical and electronic media

•	Adaptation of fire detection and extinction systems in accordance with current legislation

•	Management of control service for the alarm switchboard and remote centres

•	Lighting and Emergency Plans: guarantee compliance with current legislation through maintenance and updating of lighting systems and emergency plans

•	Documentation: maintenance of equipment and procedures necessary to guarantee confidentiality of information.

•	Surveillance: surveillance and control of accesses at the facilities of the Group Companies.

•	AENOR Certification: processes to obtain and maintain quality certification of the security systems of the Group Companies.

Cost driver: number of employees at each Client Company that occupy space in corporate and leased buildings.

International and Corporate Security: main activities:

•	Definición de la planificación de seguridad:

•	Previo a la implantación.

•	Durante el proceso de implantación.

•	En operación.

•	Desarrollo e implantación de planes de contingencia para personas y patrimonio durante las fases anteriormente definidas.

•	Asesoramiento técnico a las Sociedades Cliente en materia de seguridad.

•	Implantación de la seguridad personal en desplazamiento y estancias en países de destino.

•	Definición y establecimiento de la estructura de seguridad necesaria que permita la gestión y control de la seguridad en el país de referencia.

•	Coordinación y supervisión de los recursos humanos propios y externos empleados en las funciones que cada uno de ellos tiene asignadas en cada país.

•	Vehículos de Directivos:

•	Gestión del pool de vehículos de directivos, incluye renting, carburante, mantenimiento, reparaciones y servicio de conductores y escolta.

•	Contratación de guardaespaldas

•	Coches de Seguridad

Inductor de coste: número de empleados en cada Sociedad Cliente, considerando la plantilla global del Grupo.

Servicios de RRHH: comprende las actividades relacionadas con la gestión y definición de políticas y procedimientos referentes a los servicios prestados desde el área de Recursos Humanos.

Inductor de coste: número de empleados en cada Sociedad Cliente, considerando la plantilla global del Grupo

I+D+i: dotación de las herramientas, recursos y estructuras necesarios para que la Innovación encuentre un marco adecuado para su desarrollo. En línea con esto, los servicios son los siguientes:

•	Planes estratégicos de I+D+i: coordinación y apoyo a las Sociedades Cliente en la definición y seguimiento de sus planes de innovación. Se construye el Plan Estratégico de I+D+i de IBERDROLA.
•	Analysis of impact and requirements derived from the application of the Corporate Security Policy for its adaptation to real scenario (legislation, social environment, political and economic situations).

•	Country risk analysis in terms of people and assets.

•	Definition and implementation of security measures related to human, physical and electronic resources

•	Definition of security planning:

•	Prior to implementation

•	During the implementation process

•	In operation

•	Development and implementation of contingency plans for people and assets in the abovementioned phases.

•	Technical advice to Client Companies on security matters.

•	Implementation of personal security during travel and stay in destination countries.

•	Definition and establishment of the security structure necessary to ensure the management and control of security in destination countries

•	Coordination and supervision of human resources, internal and external, employed in the functions assigned to them in each country.

•	Directors’ vehicles:

•	Management of Directors’ vehicles pool, including renting, fuel, maintenance, repairs and drivers and bodyguard service

•	Bodyguard hire

•	Security cars

Cost driver: number of employees per Client Company, considering all the employees of the Group

HR services: comprises activities related to management and definition of policies and procedures with reference to the services provided by Human Resources.

•	Comités de I+D+i: coordinación de los comités de I+D+i de las Sociedades Cliente.

•	Deducciones fiscales: apoyo en la gestión del proceso para la aplicación de desgravaciones fiscales mediante reuniones con todas las Sociedades Cliente. Trámites administrativos.

•	Ayudas y subvenciones a la I+D+i para proyectos y RRHH. Apoyo en la solicitud de ayudas a los diversos programas y realización de los trámites administrativos. Representación de las Sociedades Cliente ante las instituciones relacionadas con la Innovación y los organismos financiadores.

•	Red de Innovación de IBERDROLA: coordinación de esta iniciativa.

•	Sistema de Gestión de la I+D+i: establecimiento de la estrategia en materia de gestión de la Innovación de IBERDROLA. Definición del Sistema de Gestión de la I+D+i de acuerdo al estándar UNE 166002.

•	Gestión del conocimiento: desarrollo y coordinación de los Equipos de Expertos de forma conjunta con las Sociedades Cliente.

•	Plataformas Tecnológicas: coordinación de la presencia de las Sociedades Cliente en las plataformas tecnológicas europeas y nacionales.

•	Sistema de Gestión de la Propiedad Industrial e Intelectual: su función es promover, gestionar y coordinar gestión de la propiedad industrial e intelectual, así como realizar los trámites administrativos para la protección de los resultados de los proyectos.

•	Vigilancia Tecnológica. Responsabilidad de la Oficina de Vigilancia e Inteligencia Tecnológica, que permite los usuarios de las Sociedades Cliente recibir alertas sobre las áreas tecnológicas de su interés e informes específicos bajo pedido de una determinada tecnología o proceso. Definición del Sistema de Vigilancia Tecnológica de acuerdo al estándar UNE 166006.

•	Comunicación de la innovación: hacer visibles los esfuerzos innovadores de las Sociedades Cliente tanto fuera como dentro del Grupo: noticias, premios a la innovación, encuestas, etc.

•	Formación en Innovación: colaboración con Formación Corporativa en el establecimiento de acciones formativas encaminadas a desarrollar la competencia de innovación (creatividad, gestión de la I+D+i, etc.).

Cost driver: number of employees per Client Company, considering all the employees of the Group

R&D&I: provision of the tools, resources and structures necessary to ensure a suitable setting for innovation development. In line with this, the services offered are as follows:

•	Strategic R&D&I plans: coordination and support for Client Companies in the definition and monitoring of their innovation plans. Construction of the IBERDROLA Strategic R&D&I Plan.

•	R&D&I Committees: coordination of R&D&I committees at the Client Companies.

•	Tax deductions: support in managing the procedure for the application of tax deductions through meetings with all Client Companies. Administrative procedures.

•	R&D&I grants and subsidies for projects and human resources. Support with grant applications for different programmes and performance of administrative formalities. Representation of Client Companies before institutions related to Innovation, and funding bodies.

•	IBERDROLA Innovation Network: coordination of this initiative.

•	R&D&I Management System: establishment of the strategy for IBERDROLA Innovation management.
•	Definition of the R&D&I Management System in accordance with the UNE 166002 standard.

•	Knowledge management: development and coordination of Teams of Experts together with the Client Companies.

•	Technological Platforms: coordination of the presence of the Client Companies on European and Spanish technological platforms.

Inductor de coste: presupuesto base para deducciones fiscales por actividades de I+D+i (2/3) e inversión en I+D+i en cada Sociedad Cliente (1/3).

Calidad: los servicios consisten en lo siguiente:

•	Comité de Calidad: organización del Comité de coordinadores de Calidad.

•	Asesoría e implantación ISO 9001.

•	Realización de auditorías ISO 9001.

•	Asesoría 6s, Pas.

•	Gestionar evaluaciones EFQM.

•	Elaboración informe EFQM licenciatario (nivel de excelencia).

•	Elaboración del Plan de excelencia.

•	Elaboración de memorias para la presentación a premios de excelencia de las Sociedades Cliente.

•	Gestión del Premio a la Excelencia de los proveedores (ámbito internacional).

Inductor de coste: número de sistemas de calidad implantados o en proceso de implantación en cada Sociedad Cliente negocio/sociedad.

Medioambiente: los servicios que IBERDROLA puede ofrecer en este ámbito consisten en lo siguiente:

•	Planes de medioambiente: apoyo a las Sociedades Cliente en la definición y seguimiento de sus planes ambientales. Definición de las directrices ambientales internacionales.

•	Comité de Medioambiente: organización del Comité de coordinadores de Medioambiente.

•	Deducciones fiscales: apoyo en la gestión del proceso para la aplicación de desgravaciones fiscales por medioambiente. Trámites administrativos.

•	Ayudas y subvenciones ambientales para proyectos. Apoyo en la gestión y elaboración de las memorias para la solicitud de ayudas a los diversos programas y realización de los trámites administrativos.
•	Industrial and Intellectual Property Management System: its function is to promote, manage and coordinate the management of industrial and intellectual property, and to perform administrative formalities to protect the results of projects.

•	Technological Monitoring. Provided by the Technological Monitoring and Intelligence Office, it allows users of the Client Companies to receive alerts on technological areas that could interest them, as well as specific reports requested on certain technologies or processes. Definition of the Technological Monitoring System in accordance with the UNE 166006 standard.

•	Innovation communication: to make the Client Companies’ efforts in innovation visible both inside and outside the company: news, innovation awards, surveys, etc.

•	Innovation Training: collaboration with Corporate Training in the establishment of training actions to develop innovation skills (creativity, R&D&I management, etc.)

Cost driver: basic budget for tax deductions for R&D&I activities (2/3) and investments in R&D&I at each Client Company (1/3).

Quality: the services offered are as follows:

•	Quality Committee: organization of the Committee of Quality Coordinators.

•	Advice on and implementation of ISO 9001.

•	Performance of audits under ISO 9001

•	6s, Pas advice.

•	Management of EFQM assessments.

•	Preparation of EFQM licensee report (level of excellence).

•	Preparation of the excellence plan

•	Preparation of reports for presentation to excellence awards of the Client Companies.

•	Management of the Excellence Award for suppliers (international level).

•	Sistema de Gestión de Medioambiente de acuerdo a la ISO 14000: estrategia en materia de gestión ambiental de acuerdo al estándar ISO 14000. Apoyo en la gestión de las auditorías internas y externas. Seguimiento de las no conformidades. Generación del informe Global.

•	Cuadro de mando medioambiental: apoyo en la gestión de los indicadores y de las inversiones y gastos a nivel global.

•	Inventario de emisiones: cálculo de las emisiones globales y realización de auditoría del inventario conforme la norma ISO 14064.

•	Iniciativas medioambientales: lanzamiento e implantación de proyectos de medioambiente.

•	Iniciativas de biodiversidad: lanzamiento e implantación de proyectos de biodiversidad.

Inductor de coste: inversiones y gastos medioambientales (60%) y Certificación 14000 bajo SGAI (40%).

Gestión de la marca: se refiere a todas las actividades relacionadas con la licencia de uso de la marca y la utilización de la misma por las Sociedades Cliente:

•	Gestión registral de las marcas y nombres de dominios web: creación, gestión de Registros y protección de las marcas registradas; seguimiento y renovación de las mismas, para garantizar la cobertura legal adecuada en cada caso, así como solventar las dudas que puedan surgir este ámbito.

•	Cesión del pleno uso de dominios de páginas web de los que sea titular Iberdrola. En estos casos, la filial asumirá la plena gestión del contenido de la página web respectiva y, consecuentemente y, de modo expreso, la plena responsabilidad por sus contenidos debiéndolo hacer así constar en el aviso legal correspondiente a esa página web.

•	El servicio de hosting que debe de permitir que desde la página web de IBERDROLA se pueda clicar en la dirección de la página web de la Sociedad Cliente accediendo de este modo a la misma de modo que, ante el mayor número de visitantes de la web de IBERDROLA la Sociedad Cliente se beneficie de una mayor visibilidad.

Cost Driver: number of quality systems implemented or in the process of being implemented at each Client Company business unit/company.

Environment: the services that IBERDROLA can offer in this area are as follows:

•	Environmental planning: support to the Client Companies in defining and monitoring their environmental plans. Definition of the international environmental guidelines.

•	Environmental Committee: organization of the Committee of environmental coordinators

•	Tax deductions: support in managing the process for the application of tax deductions for environmental reasons. Administrative formalities.

•	Environmental grants and subsidies for projects. Support in managing and preparing reports for grant applications for the different programs and performance of administrative formalities.

•	Environmental Management System, according to ISO 14000: environmental management strategy according to the ISO 14000 standard. Support in managing internal and external audits. Monitoring of nonconformities. Creation of the Global report.

•	Environmental scorecard: support in managing indicators and investments and expenses at a global level.

•	Emissions inventory: calculation of the global emissions and performance of the inventory audit according to ISO 14064.

•	Environmental initiatives: launch and implementation of environmental projects.

•	Biodiversity initiatives: launch and implementation of biodiversity projects.

Cost Driver: environmental investment and expenses (60%) and Certification 14000 under SGAI (40%).

•	Material de la Marca:

•	Creación y distribución de los criterios de aplicación de la marca y logotipos correspondientes, asesorando, resolviendo dudas y atendiendo solicitudes personalizadas ante la necesidad de formatos determinados.

•	Diseño de los elementos necesarios para la correcta aplicación de la marca: facilitar plantillas o bocetos donde la marca tenga un papel fundamental en el caso de no poder resolverlo en origen para asegurar la correcta aplicación de la marca, así como su posible convivencia con otras marcas. Ejemplos: señalización de Oficinas e Instalaciones Industriales, Inauguraciones, Relaciones Institucionales, actos públicos y ferias.

•	Asesorar y diseñar materiales promocionales y de patrocinio, proporcionando la versión de la marca idónea de acuerdo con el espacio disponible y los colores utilizados en las piezas para asegurar la buena convivencia entre la gama cromática utilizada y lograr mayor notoriedad de la marca en cada pieza, así como coherencia con los valores de la marca.

•	Asesoramiento en la rotulación y señalética: tanto interior como exterior de edificios, centrales, subestaciones, vehículos y en general de cualquier elemento, mediante rótulos luminosos, vinilos, placas, adhesivos, etc.

•	Imagen y señalización de oficinas: coordinación de las necesidades de señalización para ajustarse a lo establecido en el manual de la marca, solucionando los problemas que puedan surgir, asesorando en lo más conveniente y encargándose de mantener actualizados y traducidos los manuales normativos de señalización de oficinas, y supervisando que los elementos cumplan lo establecido en los mismos.

•	Elementos de identidad corporativa: supervisión de los elementos donde la marca tenga un papel fundamental (cartelería, libros, folletos, videos y DVD´s), o en eventos (actos públicos, ferias y congresos). El uso de estos elementos requerirá

Brand management: this refers to all activities related to licenses for use of the brand by the Client Companies:

•	Registration management for brands and web domain names: creation and registration management and protection of registered marks; monitoring and renewal of brand registrations, in order to guarantee adequate legal protection in each case; resolution of queries in this area.

•	Assignment of full use of the web domains belonging to Iberdrola. In these cases, the subsidiary will assume full management of the content of the respective website and, as a result, expressly assume full responsibility for its content, stating this in the legal notice on the website.

•	The hosting service, which should allow one-click access to the Client Company’s website from the IBERDROLA website, meaning that, in light of the high number of visitors to the IBERDROLA website, the Client Company benefits from a greater visibility.

•	Brand materials:

•	Creation and distribution of criteria applicable to the brand and corresponding logos, providing advice, resolving queries and attending to individual requests in light of the need for specific formats.

•

Design of necessary elements for the correct application of the brand: provision of templates or sketches where the brand has a fundamental role in cases where it is not possible to resolve doubts at source in order to guarantee the correct application of the brand, as well as possible co-existence with other brands. For example: signage of offices and industrial facilities, inaugurations, institutional relations, public events, trade fairs, etc.).

que la Sociedad Cliente respete los manuales normativos de identidad corporativa en Publicaciones Corporativas, Papelería, Publicidad, videos internos, eventos, señalética y elementos promocionales, etc. para la correcta aplicación de la marca.

•	Material promocional: apoyo, resolución de dudas y supervisión de la correcta aplicación de la marca en dichos elementos, así como de su coherencia con el posicionamiento y valores de la marca. Recomendación del logotipo más adecuado en función del elemento que se quiera y resolverá las dudas que puedan surgir.

•	GESTIÓN Y SERVICIO DEL BRAND CENTER: El “Brand Center” es una herramienta online que contempla todas las necesidades en el ámbito de la gestión de las diferentes Marcas que en la actualidad tiene el Grupo IBERDROLA en todos los países donde la sociedad está presente, y que a través de la Administración y Gestión del Departamento de Gestión de la Marca da servicio a los diferentes representantes de las Marcas locales en cada país: archivos, manuales, artes finales, proyectos y control de aplicación de forma global.

Inductor de coste: Indicador de dimensión de cada negocio (fórmula Massachusetts de reparto para utilities)

Comunicación Corporativa: comprende todas las actividades relacionadas con la comunicación interna a empleados de IBERDROLA y sus sociedades cliente. Esto incluye:

•	Definición, gestión y administración de los canales y herramientas internas empleadas para la comunicación a empleados

•	Definición de acciones para el lanzamiento de comunicados

•	Labores de producción de contenidos multimedia (vídeos, comunicados,...) en los diferentes canales de comunicación con empleados

Inductor de coste: número de empleados en cada Sociedad Cliente, considerando la plantilla global del Grupo

•	Advice and design of promotional and sponsorship materials, providing the version of the brand which best fits the space available and colours used in order to ensure the best match among the colour range used and ensure the best visibility of the brand in each piece, as well as coherence with the brand values.

•	Advice on labelling and signage: both inside and outside of buildings, centres, sub-stations, vehicles and in general of any element, using illuminated signs, vinyl signs, boards, stickers, etc.

•	Office image and signage: coordination of signage needs in order to comply with what is established in the brand manual, solving potential problems, providing pertinent advice and taking charge of updating and translating the manuals regulating office signage, monitoring that the signage complies with what is established in the manuals.

•	Corporate identity elements: monitoring of all elements where the brand plays a fundamental role (posters, books, brochures, videos and DVDs) or at events (public events, trade fairs and congresses, etc.). The use of these elements will require the Client Company to respect the manuals regulating the corporate identity in corporate publications, stationery, advertising, internal videos, events, signage and promotional elements, etc., for the correct application of the brand.

•	Promotional materials: support, resolution of queries and supervision of the correct application of the brand in these elements, as well as its coherence with the brand positioning and values, Recommendation of the most suitable logo according to the element in question and resolution of any queries that may arise.

Servicio de Dirección General de los Negocios y Regulación: comprende las actividades de gestión y definición de políticas en cada uno de los negocios de IBERDROLA, así como la propuesta y desarrollo de los planes e iniciativas de defensa y asesoramiento en materia regulatoria frente a los Organismos Reguladores de los mercados. Detalle de funciones:

•	Supervisar los negocios de IBERDROLA en cada uno de los países donde operan

•	Supervisar la conformidad a derecho de los actos administrativos de los Organismos Reguladores.

•	Realizar una adecuada defensa de los intereses de las Sociedades Cliente en el mercado.

•	Apoyar en el desarrollo de propuestas regulatorias.

•	Asesoramiento a las Sociedades Cliente en temas regulatorios.

•	Apoyar en el cumplimiento de la regulación en la búsqueda de oportunidades de negocio en el extranjero y en los concursos internacionales.

Inductor de coste: Indicador de dimensión de cada negocio (fórmula Massachusetts de reparto para utilities)

Servicios de Control:

•	Apoyar en la elaboración de la información económico-financiera adecuada al seguimiento de las Sociedades Cliente.

•	Coordinar la elaboración e integración de los planes operativos y del presupuesto anual de las Sociedades Cliente.

•	Análisis y seguimiento del grado de cumplimiento de los planes operativos y del presupuesto anual aprobado.

•	Analizar la aportación de valor y rentabilidad de las propuestas de proyectos de inversión de las Sociedades Cliente sobre la base de los objetivos de los planes.

•	Preparar la información económico-financiera exigida por instituciones externas (CNMV, accionistas institucionales, etc.).

•	Emitir los criterios contables del Grupo y el marco de actuación de los procesos de contabilidad.

Inductor de coste: Indicador de dimensión de cada negocio (fórmula Massachusetts de reparto para utilities)

•	BRAND CENTRE MANAGEMENT AND SERVICE: The “Brand Centre” is an online tool which covers all needs in connection with the management of the various Brands currently held by the IBERDROLA Group in all countries in which the company is present and which, through the management and direction of the Brand Management Department, serves the various representatives of the local Brands in each country: archives, manuals, final arts, projects and global application control.

Cost Driver: Dimension indicator (Massachusetts formula for distribution of costs for utilities)

Corporate Communication: comprises all the activities related to internal communications for IBERDROLA employees and its client companies. This gathers:

•	Definition, management and administration of channels and internal tools used for communications for employees

•	Definition of actions in order to launch announcements

•	Actions so as to produce multimedia contents (videos, announcements,..) in the different channels for communications to employees

Cost Driver: number of employees per Client Company, considering all the employees of the Group

Business General Administration and Regulation services: comprises the activities of management and definition of policies in each of the businesses of IBERDROLA, as well as proposal and development of plans and initiatives for defence of, and advice on, compliance matters before market Regulatory Bodies. Functions:

•	Supervise the businesses of IBERDROLA in each of the countries where it operates

•	Ensure that all administrative acts of the Regulatory Bodies are carried out in line with the law

Plataforma SAP: realizar la administración de la plataforma corporativa SAP en los ámbitos de Administración General, Administración de Personal, Administración de Compras y Logística:

•	Recoger nuevos requerimientos funcionales, diseñar las especificaciones y trasladarlas a Sistemas para su construcción.

•	Parametrización del sistema.

•	Ejecución de procesos masivos y control de interfaces.

•	Mantenimiento de los usuarios y perfiles de acceso.

•	Definición, construcción y puesta a disposición de los usuarios de herramientas de extracción de información.

•	Planificación y realización de la formación a usuarios finales.

Inductor de coste: número de usuarios de la plataforma corporativa SAP por Sociedad Cliente.

Administración General: realización de los procesos de administración general de acuerdo con los procedimientos internos y la legislación mercantil y fiscal. Detalle de actividades:

•	Tramitación de pedidos de compra y mantenimiento de datos maestros de proveedores.

•	Registro, conformación y pago efectivo de facturas de terceros, una vez autorizado el pago por la Sociedad Cliente.

•	Atención a suministradores.

•	Conciliación bancaria.

•	Facturación de las transacciones intercompañía del Grupo.

•	Facturación de otros ingresos a terceros.

•	Contabilización de las transacciones administrativas.

Inductor de coste: número de documentos tramitados en cada Sociedad Cliente.

Servicios de Fiscal: Los servicios Fiscales consisten en la realización de las siguientes funciones, teniendo en cuenta que cuando la entidad destinataria del servicio dispone de un equipo fiscal local que le presta servicios, los que fueran aplicables de los enumerados a continuación, lo serán en complemento y apoyo a la labor desarrollada por dicho equipo local:

•	Suitable defence of the interests of the Client Companies in the market

•	Support in the development of regulatory proposals

•	Advice to the Client Companies on compliance matters

•	Support in complying with regulations in the pursuit of overseas business opportunities and in international tenders.

Cost driver: Dimension indicator (Massachusetts formula for distribution of costs for utilities)

Control Services:

•	Support in the preparation of the appropriate economic and financial information for the monitoring of the Client Companies.

•	Coordination of the drafting and integration of operational plans and of the annual budget of the Client Companies.

•	Analysis and monitoring of the degree of compliance with the operational plans and the approved annual budget.

•	Analysis of the added value and profitability of investment proposals by the Client Companies on the basis of the plans’ objectives.

•	Preparation of the economic and financial information required by external institutions (Spanish Securities Market Commission (CNMV), institutional shareholders, etc.).

•	Issue of the Group’s accounting criteria and the framework of action for accounting processes.

Cost driver: Dimension indicator (Massachusetts formula for distribution of costs for utilities)

SAP platform: management of the SAP corporate platform in the General Administration, Personnel Administration, Procurement Administration and Logistics areas:

•	Collection of new functional requirements, design of specifications and transfer to systems for construction,

•	Desarrollar la Política de buenas prácticas tributarias.

•	Definir la estrategia de riesgo fiscal del Grupo.

•	Gestionar la fiscalidad de las Sociedades Cliente con sede social en España, calculando sus impuestos y gestionando sus declaraciones y sus tributos.

•	Defender los intereses de las Sociedades Cliente con sede social en España ante las Inspecciones de Hacienda.

•	Coordinar la fiscalidad de las Sociedades Cliente extranjeras.

•	Asesorar fiscalmente a las Sociedades Cliente planificando los procesos de inversión o desinversión, las reestructuraciones empresariales e ideando y desarrollando economías de opción.

•	Representar a las Sociedades Cliente con sede social en España ante las autoridades fiscales y en los foros profesionales.

•	Colaborar con los responsables de elaborar la información económica del Grupo, asesorando en la elaboración de la información fiscal de los cierres anuales y periódicos.

•	Coordinar el apoyo de asesores externos en asuntos fiscales de especial relevancia.

•	Coordinar la Política de Precios de Transferencia del Grupo.

Inductor de coste: Indicador de dimensión de cada negocio (fórmula Massachusetts de reparto para utilities)

Servicio de Compras: función de compras de equipos, materiales, bienes y de servicios a las Sociedades Cliente en las mejores condiciones de servicio con el objeto de obtener las condiciones de compra más favorables a través del uso de las herramientas, recursos y estructuras necesarios y del cumplimiento de la Política de compras, de los procedimientos establecidos y la legalidad aplicable en cada caso.

El alcance de este servicio dependerá de si la Sociedad Cliente ha suscrito un contrato de gestión centralizada o de gestión coordinada de compras. En cada uno de estos contratos se detallan las actividades de compras realizadas por IBERDROLA para las citadas Sociedades Cliente.

•	Parameterisation of the system

•	Performance of mass processes and control of interfaces

•	Maintenance of users and access profiles

•	Definition, construction and provision of information extraction tools to users

•	Planning and implementation of training for end users

Cost driver: number of SAP platform users by Client Company

General Administration: performance of general administration procedures in accordance with commercial, tax and labour legislation. Activities:

•	Accounts administration procedures

•	Registration, conformation and payment of third-party invoices once authorized by the Client Company

•	Service to suppliers

•	Bank reconciliation

•	Invoicing of inter-company transactions within the Group

•	Invoicing of other revenues to third-parties

•	Accounting of administrative transactions

Cost driver: number of documents processed at each Client Company.

Taxation Services: The tax services consist of the following activities, taking into account that, if the recipient of the services has its own local tax team, the applicable tax services of those listed below will be provided on a supplementary and support basis to the activities carried out by said local team.

•	Development of the Good Tax Practices Policy

•	Definition of the tax risk strategy of the Group

Inductor de coste: importe de los pedidos abiertos entre las Sociedades Cliente.

Servicios de Seguros: Gestionar, a solicitud y en coordinación con las Sociedades Cliente, los riesgos operacionales:

•	Identificación de los riesgos operacionales: operación y explotación, adquisición de sociedades, nuevas actividades, proyectos, legislación, contratos, etc.

•	Análisis de los riesgos operacionales: exposición al riesgo cálculos de máximas pérdidas (PML’s), análisis de frecuencia y severidad.

•	Gestión del nivel de retención y transferencia de los riesgos operacionales.

•	Prevención (visitas de inspección / recomendaciones).

•	Contratos (cláusulas de responsabilidades, garantías, fuerza mayor, seguros, etc.).

•	Contratación de programas de seguro.

•	Gestión de pólizas de los programas de seguro contratados.

•	Tramitación de siniestros.

•	Contratación de asesores en materia de gerencia de riesgos y colocación de seguros (Brokers).

•	Elaboración y gestión del presupuesto de seguros.

Inductor de coste: importe de las pólizas entre las Sociedades Cliente

Servicios financieros: Gestionar, a solicitud y en coordinación con las Sociedades Cliente los siguientes aspectos:

•	Planificación financiera:

•	Elaboración del plan financiero a largo plazo

•	Elaboración de presupuesto financiero a corto plazo y revisiones a lo largo del año
•	Management of the tax treatment of the Client Companies with headquarters in Spain, calculating their taxes and managing their tax returns and their taxes

•	Defence of the interests of the Client Companies with headquarters in Spain in tax inspections

•	Coordination of the tax treatment of the foreign Client Companies

•	Tax assessment of the Client Companies, planning investment/disinvestment processes, businesses restructuring processes, and devising and developing money-saving options

•	Representation of Client Companies with headquarters in Spain before the tax authorities and in professional forums

•	Collaboration with the persons responsible for preparing the economic information on the Group, advising on the preparation of tax information at annual and periodic closes.

•	Coordination of the support from external advisors on particularly significant tax issues

•	Coordination of the Group’s Transfer Pricing Policy

Cost driver: Dimension indicator (Massachusetts formula for distribution of costs for utilities)

Purchasing Service: procurement of equipment, materials, goods and services provided to the Client Companies on the best service conditions with the aim of obtaining the most favourable purchasing conditions, through the use of the necessary tools, resources and structures and in compliance with the Procurement Policy, the appropriate proceedings and the applicable law.

The scope of this service will depend on whether the Client Company has signed a centralized management agreement or a coordinated management agreement. Each of those contracts specify the particular procurement activities that IBERDROLA provides for the Client Companies.

Cost driver: amount of purchasing requests per each Client Company

•	Reporting financiero

•	Financiación:

•	Realización de la financiación bancaria a corto y largo plazo

•	Realización la financiación corto y largo plazo en los mercados de capitales.

•	Realización de la financiación estructurada

•	Gestión de la financiación intercompañía.

•	Tesorería

•	Pagos y cobros por los medios de pago oportunos

•	Previsión de tesorería a medio plazo

•	Conciliación bancaria tesorera y cálculo de la posición diaria

•	Regulación de liquidez, gestión de déficits y de excedentes de tesorería

•	Negociación, contratación y emisión de avales, fianzas y garantías

•	Apertura y cancelación de cuentas bancarias

•	Gestión del Riesgo

•	Gestión del riesgo de Tipo de Interés

•	Gestión del riesgo de Cambio

•	Back Office para financiación, tesorería y gestión del riesgo

•	Confirmación, administración, contabilización de operaciones y cierre contable.

•	Ejecución de pagos

•	Conciliación bancaria contable de operaciones de financiación

•	Cumplimiento y control de obligaciones contractuales (covenants).

•	Proceso de auditoría financiera

•	Control de la fiscalidad de las operaciones financieras

•	Elaboración de estados financieros individuales y consolidados y otra información de carácter mercantil

•	Desarrollo y mantenimiento de sistemas informáticos y atención de usuarios

•	Declaraciones a los Bancos Centrales y cooperación en el cumplimiento de regulación internacional.

Insurance services: Management, at the request of and in conjunction with the Client Companies, of operational risks:

•	Identification of operational risks: operation and exploitation, acquisition of companies, new activities, projects, legislation, agreements, etc.

•	Analysis of operational risks: exposure to risk, calculation of probable maximum losses (PML), analysis of frequency and severity.

•	Management of degree of retention and transfer of operational risks.

•	Prevention (inspections/ recommendations)

•	Agreements (liability, warranties, force majeure, insurance clauses, etc.)

•	Arrangement of insurance programs.

•	Management of policies under purchased insurance programs

•	Loss management

•	Hiring of advisors in the areas of risk management and placement of insurance (brokers).

•	Preparation and management of insurance budget.

Cost driver: amount of policies per each Client Company

Financial services: management, at the request and in coordination with Client Companies, of the following aspects.

•	Financial planning

•	Preparation of the long-term financial plan

•	Preparation of the short-term financial budget and adjustments throughout the year

•	Financial reporting

•	Financing

•	Arrangement of short- and long-term bank financing.

•	Facturación de los rendimientos

•	Gestión documental

Inductor de coste: Porcentaje ponderado en cada Sociedad Cliente por los siguientes conceptos:

•	Saldo medio de financiación (pasiva y activa) intercompañía así como la deuda con terceros

•	número de garantías tramitadas

•	número de movimientos de extracto tratados

•	Iguala a aplicar en todos los negocios

Servicios de desarrollo: se prestan los siguientes servicios a las Sociedades del Grupo:

•	Desarrollo de negocios, apoyo regulatorio, adquisición y desinversión de activos o empresas, etcétera.

Inductor de coste: dedicación temporal del equipo humano de Desarrollo.

Servicios jurídicos:

•	Asesoramiento en el establecimiento, implantación y cumplimiento de sistemas de seguridad jurídica preventiva, de los apropiados procesos de toma de decisiones y de los mecanismos de coordinación e información entre las diferentes sociedades del Grupo.

•	Coordinación con despachos externos

•	Asesoramiento en operaciones societarias

•	Cooperación en el mantenimiento de la relación con notarías, registros y demás funciones públicas

•	Cooperación en la adecuada gestión del riesgo legal mediante la ayuda en la identificación, evaluación y asesoramiento en Derecho sobre los referidos riesgos.

•	Cooperación en el asesoramiento en Derecho y defensa jurídica en general incluyendo las esferas fiscales y regulatoria.

•	Asistencia en la llevanza o la llevanza misma de litigios en defensa de las sociedades del Grupo, directamente o dirigiendo a despachos externos.

Inductor de coste: Indicador de dimensión de cada negocio (fórmula Massachusetts de reparto para utilities)

•	Arrangement of short –and long-term financing on capital markets.

•	Arrangement of structural financing.

•	Management of inter-company financing.

•	Cash and banks

•	Payments and collections using appropriate payment methods.

•	Medium-term cash projections.

•	Cash and banks conciliation and calculation of daily position.

•	Regulation of liquidity, management of cash deficits and surpluses.

•	Negotiation, contracting and issue of surety ships, security deposits and guarantees.

•	Opening and closing of bank accounts.

•	Risk management

•	Interest rate risk management

•	Exchange rate risk management

•	Back Office for financing, cash and risk management

•	Confirmation, administration, accounting of transactions and accounting close.

•	Making of payments.

•	Banking accounting conciliation of financing transactions

•	Performance and control of contractual obligations (covenants)

•	Financial audit process.

•	Control of the tax treatment of financial transactions.

•	Preparation of individual and consolidated financial statements and other corporate information.

•	Development and maintenance of computer and help desk systems.

•	Declarations to Central Banks and cooperation in compliance with international regulations.

Puesto de trabajo informático: el servicio PTI engloba todas las actividades y prestaciones que dan como resultado la disponibilidad y el correcto funcionamiento del Puesto de trabajo informático.

El Servicio General de Puesto de Trabajo incluye los siguientes componentes:

•	Suministro e instalación del puesto.

•	Mantenimiento del puesto (dependiendo de criticidad).

•	Renovación del puesto.

•	Servicios de Red.

•	Aplicativos en plataforma, software de productividad personal y aplicaciones de negocio.

•	Acceso al Portal del Empleado y a aplicativos publicados en él. (SacinWeb, Viajes, Amarna, etc.).

•	Acceso a los diferentes portales de negocio y a aplicativos publicados en ellos.

•	Puntos Ofimáticos de uso general.

•	Accesibilidad.

•	Licencias software de tratamiento centralizado.

•	Servicio de atención al cliente informático (en la parte que le corresponde).

•	Inventario como sistema soporte.

•	Administración de usuarios y recursos incluidos en los procesos de Sistemas.

Servicios Complementarios de Puesto de Trabajo:

•	Migración y/o conversión de los datos del usuario.

•	Destrucción de la información del Cliente registrada en los soportes magnéticos.

•	Ampliación de capacidad de almacenamiento individual o para grupos de trabajo, en servidores de almacenamiento.

•	Horario especial de servicio previa petición y análisis.

•	Conexión remota a la infraestructura de red a través de equipo plataformado con cliente VPN y acceso WebVPN a aplicativos publicados si existieran.

•	Acceso a aplicaciones en entorno Metaframe (consultar ficha de servicio para más información).

•	Conexión y acceso a sistemas de información ajenos al Grupo Iberdrola.
•	Billing performance.

•	Management of documents.

Cost driver: Weighted percentage of the following concepts per each Client: Company

•	Intercompany Financing Average balance (assets and liabilities) as well as debt with third-parties

•	Number of guarantees processed

•	Number of activities processes

•	Equalization for all businesses

Development services: the following services are provided to the Group Companies:

•	Business development, regulatory support, acquisition and divestment of assets or companies, etc.

Cost driver: time dedication of Development team.

Legal services:

•	Advice on the establishment and implementation of, and compliance with, preventive legal security systems, appropriate decision-making processes and coordination and information mechanisms among the various Group companies.

•	Coordination with external firms.

•	Advice on corporate transactions.

•	Cooperation in maintaining relationships with notaries, registries and other public offices.

•	Cooperation in the suitable management of legal risks by aiding in the identification, evaluation and provision of legal advice on such risks.

•	Cooperation in providing advice on law and legal defence in general, including tax and regulatory fields.

•	Assistance in the processing of lawsuits in the defence of Group companies, directly or by contacting external firms.

•	Formación de los usuarios de la Sociedad Cliente en el manejo de los elementos de la configuración del Puesto o Estación de Trabajo.

•	Acceso a Sistemas de Gestión del conocimiento.

•	Backup en servidor corporativo de datos de usuario que residan en equipo portátil o sobremesa, con las limitaciones de espacio definidas y siempre que las comunicaciones lo permitan.

•	Instalación de Aplicaciones Departamentales bajo petición del instalador (IAD).

•	Transferencia de ficheros (hacia/desde el exterior) a través del FTP corporativo.

En definitiva, este servicio comprende el conjunto de actividades necesarias para la dotación, integración y soporte de los elementos hardware, software y de conectividad necesarios para que los usuarios finales puedan manejar su información y acceder a la que requieran de los sistemas de información para los que estén autorizados por los órganos competentes de su respectiva sociedad.

Inductor de coste: número de equipos (sobremesa, portátiles, tablet pc o PDAs) ponderados según precios unitarios y componentes de coste local o global, en cada Sociedad Cliente.

Nuevos desarrollos: este servicio comprende los nuevos sistemas de información o software de aplicación, así como el mantenimiento y corrección de los ya existentes, independientemente de la plataforma hardware/software de ejecución que requieran.

Inductor de coste: Número de usuarios de cada aplicación / Nº de personas / Otros, por Sociedad Cliente

Operación y soporte: este servicio tiene por objeto el conjunto de actividades necesarias para la gestión y administración de los elementos de la infraestructura, para permitir la operatividad y operabilidad en el ámbito de Sistemas. Además incluye el servicio de protección de la información y las comunicaciones elaborando e implantando medidas de prevención y protección adecuadas que garanticen la inaccesibilidad a la información de los sistemas por parte de personas no autorizadas, monitorizando posibles brechas de seguridad de los sistemas informáticos.

Cost driver: Dimension indicator (Massachusetts formula for distribution of costs for utilities)

IT workstation: the PTI (IT workstation) service covers all activities and services concerning the availability and correct functioning of IT workstations.

The Workstation General Service includes the following components:

•	Supply and installation of the workstation.

•	Maintenance of the workstation (according to criticality).

•	Renewal of the workstation.

•	Network Services.

•	Platform-based applications, personal productivity software and business applications.

•	Access to the Employees’ Web Portal and applications published on it (SacinWeb, Viajes, Amarna, etc.).

•	Access to different business web portals and to applications published on them.

•	IT Stations for general use.

•	Accessibility.

•	Centralised software licences.

•	IT support for customers (as appropriate).

•	Inventory as support system.

•	Administration of users and resources included in Systems processes.

Additional Workstation Services:

•	Migration and/or conversion of user data.

•	Destruction of Client information registered on magnetic media.

•	Extension of storage capacity for individuals or work groups, on storage servers.

•	Special service timetable subject to request and analysis.

Adicionalmente incluye el Centro de Acabado e Impresión (CAI) con todas las actividades relacionadas con las tareas de Impresión (Servicio de impresión, Servicio de creación y manipulación de formularios, y Servicio de Acabado)

Inductor de coste: Porcentaje de consumo de operación según servicios recibidos por cada Sociedad Cliente.

Gestión de Sistemas: comprende las actividades relacionadas con la gestión y definición de políticas y procedimientos referentes a los servicios prestados desde el área de Sistemas. Esto incluye a todas las actividades englobadas en los servicios de Puesto de trabajo informático, Operación y Soporte, y Nuevos desarrollos

Inductor de coste: número de empleados en cada Sociedad Cliente, considerando la plantilla global del Grupo.

•	Remote connection to network infrastructure via platform equipment with VPN client and WebVPN access to published applications, if any.

•	Access to Metaframe environment applications (check service file for further information).

•	Connection and access to information systems outside the Iberdrola Group.

•	Training of Client Company users on handling elements pertaining to the configuration of the Workstation.

•	Access to Knowledge Management Systems.

•	Corporate server backup of user data stored on laptop or desktop systems, subject to defined space limitations, and always communications permitting.

•	Installation of Departmental Applications as requested by the installer (DAI).

•	Transfer of files (to/from the exterior) via the corporate FTP.

In short, this service includes all activities necessary to provide, integrate and support the hardware, software and connectivity required by end users to enable them to manage their information and access what they need from the information systems for which they are authorised by the competent bodies of their respective companies.

Cost driver: number of systems (desktop, laptop, tablet PCs or PDAs) weighted by unit price and local or global cost components, at each Client Company.

New developments: this service comprises new information systems or applications software, as well as maintenance and correction of pre-existing ones, regardless of the hardware/software platform they require.

Cost driver: Number of users of each application / Number of persons / Others, per each Cliente Company

Operation and support: this service covers all activities necessary for the management and administration of infrastructure elements, to ensure functioning and operability in the Systems environment. It also includes the information and communications protection service, developing and implementing, pursuant to the instructions received from the Client Companies, suitable prevention and protection measures that guarantee inaccessibility of systems information by unauthorised persons, and monitoring possible security breaches of information systems.

Additionally the services includes Finishing and Printing Center with all activities related to printing tasks (printing service, creation and modification of forms, and finishing service)

Cost driver: percentage of operation consumption according to the services received per each Client Company

Systems Management: comprises activities related to management and definition of policies and procedures with reference to the services provided by IT area. This gathers all the activities of IT Workstation, Operation and Support, and New Developments.

Cost driver: number of employees per Client Company, considering all the employees of the Group.

ANNEX II.

DECLARATION OF ACCEPTANCE

July 16, 2015

IBERDROLA USA, Inc., a holding company, having its registered office in 52 Farm View Drive, New Gloucester ME 04260 (hereinafter referred to as “IBERDROLA USA”)

STATE AS FOLLOWS

I.	Whereas IBERDROLA USA belongs to a group of companies the parent company of which, in the meaning established by the law, is IBERDROLA, S.A. (hereinafter, the “Iberdrola Group”)

II.	Whereas IBERDROLA, S.A., as parent company of the Iberdrola Group, has implemented the “Single Corporation” as one of the key instruments of its Business Model, created for the provision of certain corporate services in an efficient and flexible manner to all companies in the Iberdrola Group that require them by executing the relevant agreement (the Framework Agreement accepted by means of this Declaration) and the consequent determination of the services to be provided to each company by IBERDROLA.

III.	Whereas with a view to being the recipient of the corporate services referred to in the preceding recital, IBERDROLA USA is interested in signing the Framework Agreement for the year 2015 by way of this Declaration of Acceptance.

IV.	Now therefore, being convinced of the benefits deriving from the Framework Agreement and in light of the foregoing, IBERDROLA USA has decided, by way of this Declaration of Acceptance, to sign the Framework Agreement in accordance with the following

CLAUSES

ONE.- The purpose of this Declaration of Acceptance is: (i) to document IBERDROLA USA’s intention to sign the Framework Agreement for the year 2015, so that IBERDROLA USA shall hereafter be considered a Party to such agreement for all purposes; and (ii) to list the services requested by IBERDROLA USA to be provided by IBERDROLA to IBERDROLA USA or to any affiliate of IBERDROLA USA in 2015, in accordance with the terms and conditions established in the Framework Agreement, which IBERDROLA USA undertakes to accept and comply with.

TWO.- A description of the services to be provided by IBERDROLA to IBERDROLA USA or to any affiliate of IBERDROLA USA in 2015 and the estimated prices thereof are attached as an annex to this Declaration of Acceptance.

In accordance with clause 3.3.2 of the Framework Agreement, at the end of the year IBERDROLA will issue the relevant invoice for the services engaged in this Declaration of Acceptance, based on the actual costs incurred and the indicators applicable.

The invoices corresponding to the services provided to Iberdrola USA or its affiliates shall be addressed to Iberdrola USA Management Corporation (52 Farm View Dr. New Gloucester, ME 04260, USA).

THREE.- In this connection, independently of the date of signature of this Declaration of Acceptance, it covers the provision of the services described in the annex to this Declaration of Acceptance by IBERDROLA as from January 1, 2015.

Where no new Declaration of Acceptance is formalized in 2016, it shall be understood that the Declaration of Acceptance formalized at this time and its annex shall remain in force on the same terms, unless any ground for termination of the Framework Agreement arises. This same provision shall be applicable in subsequent years.

FOUR.- In accordance with the clause on the existence of Representatives and Contact Persons in the Framework Agreement, Mr. Pablo Canales Abaitua is designated as contact persons and expressly submit to the rules on substitution set out in the Framework Agreement.

FIVE.- The personal data disclosed by means of this Declaration of Acceptance shall be processed in accordance with Organic Law 15/1999 and the USA relevant applicable laws and with the sole purpose of enabling the maintenance and/or fulfilment of the terms of the Framework Agreement.

In this connection, the Parties undertake to inform their personnel and to obtain their consent for the inclusion of their personal data on such filing systems as may be necessary and to inform them of the address at which they may exercise their rights of access, rectification, cancellation and objection.

In witness whereof and for the appropriate purposes, this Declaration of Acceptance is signed in two counterparts, which shall together constitute one document, on the date and in the place first above written.

IBERDROLA USA, INC.

/s/ Robert D. Kump

Mr. Robert D. Kump

/s/ Pablo Canales Abaitua

Mr. Pablo Canales Abaitua

ANNEX. Service Description

SERVICES	IBERDROLA USA MANAGEMENT CORPORATION
General Services	402.543,32
International Security	246.941,34
Global HR services	2.189.722,63
R&D&I	180.157,86
Quality	23.745,46
Enviroment	130.700,76
Brand management	119.967,62
Communication services	270.144,07
Regulation services	1.508.778,29
Control services	2.110.422,28
SAP Plataform	882.652,27
General Administration services	919.760,21
Taxation services	614.005,24
Procurement services	1.480.778,14
Insurance services	311.666,22
Financial services	1.284.448,49
Legal services	2.157.748,11
Client platform & conectivity	516.977,19
New develepments	6.389.440,47
Operation and support	2.895.864,85
IT	1.183.822,65

Total amount	25.820.287,46